Exhibit 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
REPORTS FIRST QUARTER 2016 RESULTS

New York, NY - May 3, 2016 - Town Sports International Holdings, Inc. (NASDAQ: CLUB) today reported financial results for its first quarter ended March 31, 2016.
First Quarter Highlights

•	Total member count increased 12,000 to 553,000 during Q1 2016 compared to an increase of 21,000 in Q1 2015 (Q1 2015 member count increase was associated with the roll out of the lower pricing model).

•	Membership monthly attrition averaged 3.5% per month in Q1 2016 compared to 3.7% per month in Q1 2015.

•	Adjusted EBITDA was $7.9 million in Q1 2016, an increase of 16.0% compared to Q1 2015 (refer to the reconciliation at the end of this earnings release).

•
Net loss was $6.9 million, or $0.28 loss per share, for Q1 2016 compared with net loss of $12.8 million, or $0.52 loss per share for Q1 2015. Net loss for Q1 2015 included non-cash fixed asset impairment charges of $1.1 million and a separation accrual related to our former Executive Chairman of $1.3 million. These charges did not have any tax effect due to the impact of the Company's tax valuation allowance in Q1 2015.

•
Between March 30, 2016 and April 27, 2016, TSI Holdings entered into transactions to purchase $71.1 million principal amount of debt outstanding in two transactions under the 2013 Senior Credit Facility for $29.8 million, or 42% of face value. The transaction for $8.7 million of the debt settled on April 21, 2016 and the remaining transaction for $62.4 million of the debt is expected to settle in May 2016. All of the purchased debt has been or will be, upon settlement, transferred to Town Sports International, LLC and cancelled. These transactions will create taxable cancellation of debt income in Q2 2016.

Patrick Walsh, Executive Chairman of TSI, commented: “We continue to strengthen the Company's balance sheet.  Since current management took over, we have engaged in transactions to retire $100.9 million of debt for $40.7 million, or 40% of face value. Management remains focused on restoring Town Sports International to profitability by concentrating on our existing clubs and member base. Through calculated strategic actions we have made progress on this front and reported improved year over year results. We will continue to refine our promotional activity and marketing spend in order to improve our sales productivity.”
Total revenue for Q1 2016 was $101.3 million compared to $111.4 million for Q1 2015. The revenue decrease was primarily due to a decline in membership dues. The effect of new members enrolling at lower monthly dues combined with members cancelling who were paying higher monthly dues was only partially offset by an increase in membership.

Q1 2016 vs. Q1 2015
(in millions)
Membership revenue	$76.5 vs. $85.9 (down 10.8%)
Personal training revenue	$17.9 vs. $18.3 (down 2.3%)
Total operating expenses for Q1 2016 was $105.1 million compared to $119.4 million for Q1 2015. The operating expenses decrease primarily reflects the results of our cost savings initiatives, in particular, overhead and club level savings as well as savings in General and administrative expenses.

Q1 2016 vs. Q1 2015
(in millions)
Payroll and related	$39.4 vs. $46.9 (down 15.9%)
Club operating	$47.6 vs. $51.3 (down 7.1%)
General and administrative	$6.9 vs. $8.4 (down 18.3%)

Total cash as of March 31, 2016 was $87.8 million and total debt was $274.7 million, for net debt of $187.0 million. This was a decrease of 6.1% compared to net debt of $199.2 million as of December 31, 2015. Approximately $30.3 million of the Company’s cash balance was held at the holding company at March 31, 2016. The Company's purchase of $62.4 million principal amount of debt that is scheduled to settle in May 2016 will use substantially all of the remaining cash at the holding company.
Forward-Looking Statements:
This release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future financial results and performance, potential sales revenue, potential club closures, results of cost savings initiatives, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the success of our pricing strategy, the geographic concentration of the Company’s clubs, competitive pressure, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, outsourcing of certain aspects of our business, environmental matters, the application of Federal and state tax laws and regulations, any security and privacy breaches involving customer data, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is one of the leading owners and operators of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 151 fitness clubs as of March 31, 2016, comprising 104 New York Sports Clubs, 27 Boston Sports Clubs, 12 Washington Sports Clubs (one of which is partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland, and three BFX Studio locations. In addition, the Company also has one partly-owned club that operated under a different brand name in Washington, D.C. as of March 31, 2016. These clubs collectively served approximately 553,000 members as of March 31, 2016. For more information on TSI, including the Company's Form 10-Q for the quarterly period ended March 31, 2016, visit http://investor.mysportsclubs.com.
Until further notice, the Company will not be hosting conference calls to discuss quarterly results. The Company intends to continue to issue press releases reporting quarterly and annual earnings. The Company's Annual Meeting of Stockholders will be held on Thursday, May 12, 2016 at 10:00am (New York City time).
From time to time the Company may use its Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://investor.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about the Company by enrolling through the “Email Alerts” section at http://investor.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(917) 765-9974
Investor.relations@town-sports.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2016 and December 31, 2015
(All figures in thousands)
(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$87,757	$76,217
Accounts receivable, net	1,428	1,923
Inventory	369	337
Deferred tax assets	—	1,549
Prepaid corporate income taxes	4,072	6,895
Prepaid expenses and other current assets	12,574	13,170
Total current assets	106,200	100,091
Fixed assets, net	187,395	195,341
Goodwill	1,079	1,025
Intangible assets, net	162	171
Deferred tax assets	—	219
Deferred membership costs	2,485	3,029
Other assets	3,133	3,225
Total assets	$300,454	$303,101
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$11,537	$2,810
Accounts payable	2,139	2,615
Accrued expenses	28,227	26,039
Accrued interest	102	129
Dividends payable	93	90
Deferred revenue	44,341	40,225
Deferred tax liabilities	—	236
Total current liabilities	86,439	72,144
Long-term debt	254,919	263,930
Dividends payable	9	28
Deferred lease liabilities	50,453	51,136
Deferred tax liabilities	61	1,593
Deferred revenue	458	319
Other liabilities	10,914	10,196
Total liabilities	403,253	399,346
Stockholders’ deficit:
Common stock	24	24
Additional paid-in capital	(7,702)	(8,386)
Accumulated other comprehensive loss	(841)	(523)
Accumulated deficit	(94,280)	(87,360)
Total stockholders’ deficit	(102,799)	(96,245)
Total liabilities and stockholders’ deficit	$300,454	$303,101

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2016 and 2015
(All figures in thousands except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Club operations	$99,806	$109,888
Fees and other	1,539	1,536
	101,345	111,424
Operating Expenses:
Payroll and related	39,386	46,860
Club operating	47,630	51,285
General and administrative	6,866	8,409
Depreciation and amortization	11,185	11,674
Impairment of fixed assets	—	1,137
	105,067	119,365
Operating loss	(3,722)	(7,941)
Interest expense	4,077	5,170
Equity in the earnings of investees and rental income	(57)	(611)
Loss before (benefit) provision for corporate income taxes	(7,742)	(12,500)
(Benefit) provision for corporate income taxes	(817)	264
Net loss	$(6,925)	$(12,764)

Basic and diluted loss per share	$(0.28)	$(0.52)

Weighted average number of shares used in calculating loss per share	25,072,716	24,415,520

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
For the Three Months Ended March 31, 2016 and 2015
(All figures in thousands)
(Unaudited)

	Quarter Ended March 31,
	2016	2015
Net loss	$(6,925)	$(12,764)
Interest expense, net of interest income	4,077	5,170
(Benefit) provision for corporate income taxes	(817)	264
Depreciation and amortization	11,185	11,674
EBITDA	7,520	4,344
Impairment of fixed assets	—	1,137
Separation expense related to our former Executive Chairman	—	1,308
Separation expense related to former Executive Officers and other	278	—
Costs related to cost savings initiatives	177	—
Net occupancy (gain) loss related to club closures	(32)	154
Non-cash rental income from former tenant (1)	—	(492)
Rent related to building financing arrangement (2)	—	(188)
Stock awards granted to the new members of the Board of Directors	—	200
Legal and other costs in connection with changes to the Board of Directors	—	385
Adjusted EBITDA	$7,943	$6,848

(1)	Represents non-cash rental income from our former tenant in connection with the East 86th Street building financing arrangement.

(2)	Rent paid in connection with our previously owned club at the East 86th Street property was recorded as interest expense on the consolidated statement of operations.

Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
EBITDA consists of net income (loss) plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding certain items, such as any fixed asset or goodwill impairments, gain (loss) on extinguishment of debt and net occupancy gain (loss) related to club closures. In the case of Q1 2016 Adjusted EBITDA also excludes separation expense related to former Executive Officers and costs related to cost savings initiatives. In the case of Q1 2015, Adjusted EBITDA also excludes non-cash rental income from a former tenant, rent related to building financing arrangement, stock award granted to the new members of the Board of Directors, legal and other costs in connection with changes to the Board of Directors, as well as separation expense related to our former Executive Chairman and other Executive Officers. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or other cash flow data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income and operating income, are significant and must be considered in performing a comprehensive assessment of our performance.
Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our performance. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2013 Senior Credit Facility, as amended.

•
Our discussions with prospective lenders and investors in recent years, including in relation to our 2013 Senior Credit Facility, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•	The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it provides a performance measure to assess results without regard to capital structure and taxes.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.
Adjusted EBITDA has similar uses and limitations as EBITDA. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our performance.